EXHIBIT 99.1

News Release

Mattson Technology Investor Contact
J. Michael Dodson
Mattson Technology, Inc.
tel 1-510-657-5900
fax 1-510-492-5963
mike.dodson@mattson.com

MATTSON TECHNOLOGY Announces Plans for
Phase IV Cost-Reduction Program

FREMONT, Calif. - January 15, 2013 - Mattson Technology, Inc. (NASDAQ: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced the finalization of plans for Phase IV of its cost-reduction program, which primarily entails a broad reduction in force across all areas of the Company. The total estimated reduction in annual operating expenses for all four phases of the cost-reduction program is expected to be $30 million. Combined with the ongoing gross margin improvement efforts, the Company's cash flow breakeven point is expected to be reduced to the mid to high $20 million quarterly net sales level by the end of Q1 2013.

"Over the past five quarters, Mattson has taken appropriate measures to restructure and size the Company to conserve cash during the down-cycle and enable significant leverage to deliver profitability in the up-cycle,” said David L. Dutton, President and Chief Executive Officer. “Leaving Q1 of 2013, the results from all phases our cost-reduction program are expected to decrease our annual operating expense run rate by over 40%. These measures when combined with our ongoing gross margin improvement program lower our quarterly net sales breakeven level from the $50 million range to the mid to high $20 million level,” noted J. Michael Dodson, Chief Operating and Financial Officer.

About Mattson Technology, Inc.
Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: Dry Strip, Rapid Thermal Processing and Etch. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON / (510) 657-5900. Internet: www.mattson.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements of the plans, strategies and objectives of management for future operations. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially from those expressed or implied by such forward-looking statements and assumptions. Such risks and uncertainties include, but are not limited to: macroeconomic and geopolitical trends and events; end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the Company's products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided in this news release.

###